SCHEDULE 14A INFORMATION
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Mercury General Corporation

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4484 Wilshire Boulevard
Los Angeles, California 90010

NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT
To The Shareholders of
Mercury General Corporation
Notice is hereby given that the Annual Meeting of Shareholders of MERCURY GENERAL CORPORATION (the “Company”) will be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California on May 9, 2018 at 10:00 a.m., for the following purposes:

1.	To elect six directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To consider an advisory vote on executive compensation;

3.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018; and

4.	To approve an amendment to the Company’s Bylaws to reduce the upper and lower limits of the range of required directors.

The Board of Directors has fixed the close of business on March 15, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary
Los Angeles, California
March 30, 2018

MERCURY GENERAL CORPORATION
4484 Wilshire Boulevard
Los Angeles, California 90010

PROXY STATEMENT
The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. May 9, 2018, at The Wilshire Country Club, 301 Rossmore Avenue, Los Angeles, California. This Proxy Statement was first furnished to shareholders on or about March 30, 2018.
All shareholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.
A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted FOR the election of the Board of Directors’ nominees for director; FOR the proposal regarding an advisory vote on executive compensation; FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018; and FOR an amendment to the Company’s Bylaws to reduce the upper and lower limits of the range of required directors. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.
Shareholders of record at the close of business on March 15, 2018 will be entitled to vote at the meeting. As of that date, 55,332,077 shares of common stock, without par value (“Common Stock”), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company.
VOTING
In voting for the election of directors of the Company under the California General Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of an intention to cumulate votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee’s name was placed in nomination prior to the voting. Under cumulative voting, each shareholder is entitled in the election of directors to one vote for each share held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as the shareholder sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of the Board of Directors’ nominees. The proxy may not be voted for more than six persons.

The advisory vote on executive compensation will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.
The vote to ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018 will be decided by the affirmative vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the Annual Meeting. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners. Abstentions and broker non-votes will be considered shares entitled to vote in the tabulation of votes cast on this proposal, and will have the same effect as negative votes.

The vote to approve an amendment to the Company’s Bylaws to reduce the upper and lower limits of the range of required directors will be decided by the affirmative vote of a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as negative votes.
A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting of Shareholders are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote to approve executive compensation and the amendment to the Company's Bylaws to reduce the limits of the required number of directors are not considered “routine” matters. Therefore, beneficial owners that hold in “street name” will have to give voting instructions to their brokers in order for a broker to vote on those matters. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners. The Board of Directors recommends that shareholders vote FOR election of the six directors named in this Proxy Statement to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified (see page 3); FOR the proposal regarding an advisory vote on executive compensation (see page 18); FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018 (see page 19); and FOR an amendment to the Company’s Bylaws to reduce the upper and lower limits of the range of required directors (see page 20).

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 30, 2018 by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) the executive officers and directors of the Company as a group. The Company believes that, except as otherwise noted, each individual has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
George Joseph	18,809,614	(1)	34.0%
Gloria Joseph	9,160,000	(1)	16.5%
BlackRock, Inc.	6,685,705	(2)	12.1%
Gabriel Tirador	40,303		*
Theodore Stalick	6,722	(3)	*
Allan Lubitz	22,119	(3)	*
Christopher Graves	6,488		*
Michael D. Curtius	18,044		*
James G. Ellis	—		*
Joshua E. Little	500		*
Martha E. Marcon	—		*
All Executive Officers and Directors	18,946,090	(4)	34.2%

*	Less than 1.0% of the outstanding Common Stock.

(1)
As of October 7, 1985, George Joseph, Gloria Joseph and the Company entered into an agreement with respect to the ownership by George and Gloria Joseph of the Company’s Common Stock. The agreement provides, among other things, that the shares of Common Stock held jointly were halved and transferred into the separate names of George Joseph and Gloria Joseph under their individual and independent control. In addition, Gloria Joseph has certain rights to have her shares registered for sale pursuant to the Securities Act of 1933, as amended. The registration rights provided to Gloria Joseph will terminate at such time as she ceases to hold at least 5% of the then outstanding shares of the Company’s Common Stock.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on January 19, 2018, indicating beneficial ownership as of December 31, 2017 of 6,685,705 shares of the Company’s common stock with the sole power to vote or direct the vote of 6,578,263 shares and the sole power to dispose or to direct the disposition of 6,685,705. The Amendment to Schedule 13G filed by BlackRock amends the most recent Schedule 13G filing made by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(3)	The table includes the following shares issuable upon exercise of options that are exercisable within 60 days from March 30, 2018: Mr. Stalick, 2,500; and Mr. Lubitz, 7,500.

(4)	The table also includes shares owned by the ESOP feature of the Company’s profit sharing plan and allocated to the executive officers of the Company.

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board of Directors of the Company has nominated and recommends for election as directors the following six persons to serve until the next Annual Meeting of Shareholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently directors of the Company. The authorized number of directors is currently fixed at eight. Mr. Schafer resigned from the Board of Directors effective February 5, 2018. Mr. Nackel resigned from the Board of Directors effective February 15, 2018. As a result, the Board of Directors has determined to fix the number of authorized directors at six, effective upon the election of directors at the Annual Meeting of Shareholders and the amendment of the Company’s Bylaws pursuant to Proposal 4 as described below.
The enclosed proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. The proxy will not be voted for more than six nominees.
The table below indicates the position with the Company, tenure as director and age of each nominee as of March 30, 2018.

Name	Position with the Company	Age	Director Since
George Joseph	Chairman of the Board	96	1961	(1)
Gabriel Tirador	President, Chief Executive Officer and Director	53	2003
Michael D. Curtius	Director	67	1996
James G. Ellis	Director	71	2014
Joshua E. Little	Director	47	2017
Martha E. Marcon	Director	69	2008

(1)	Date shown is the date elected a director of Mercury Casualty Company, a predecessor of the Company. Mr. Joseph was elected a director of the Company in 1985.
Directors are elected at each annual meeting of the shareholders for one year and hold office until their successors are elected and qualified. Executive officers serve at the pleasure of the Board of Directors. Other than Mr. Joseph being an uncle to Charles Toney, the Company’s Vice President and Chief Actuary, and father to Victor Joseph, the Company's Vice President and Chief Underwriting Officer, there are no family relationships among any of the Company’s directors, executive officers or nominees for director or executive officer.
Each nominee for election to the Board of Directors has extensive management and leadership experience gained through executive and professional service in insurance and other industries. In these roles, the director nominees have developed attributes and skills in management of capital, risk and operations. In addition, a majority of the director nominees have longstanding relationships with the Company, with four of the six director nominees serving on the Board of Directors or in executive positions with the Company for at least ten years and with average Board tenure of more than 18 years. This experience with the Company provides the members of the Board of Directors a thorough understanding of the Company’s market and business operations, policies and processes, rules and regulations, risks and mitigating solutions and controls environment. The Nominating/Corporate Governance Committee’s process for identifying, evaluating and recommending qualified candidates for nomination to the Board of Directors is described starting on page 7 under “Director Nomination Process.”

Set forth below are the names of the nominees for election to the Board of Directors, along with their present positions, principal occupations and public company directorships held in the past five years and the specific individual qualifications and skills of such directors that contribute to the overall effectiveness of the Board of Directors and its committees.

George Joseph, Chairman of the Board of Directors, has served as Chairman since 1961. He held the position of Chief Executive Officer of the Company for 45 years between 1961 and December 2006. He has more than 50 years’ experience in all phases of the property and casualty insurance business. The Company believes that Mr. Joseph’s expertise and experience in the insurance industry and in underwriting, claims management and rate making in particular, as well as his role as founder of the Company and his longstanding service as Chairman and Chief Executive Officer, qualify him for service on the Board of Directors.
Gabriel Tirador, President and Chief Executive Officer of the Company, has served as Chief Executive Officer since January 1, 2007 and as President since October 2001. He was the Company’s Vice President and Chief Financial Officer from February 1998 until October 2001. From January 1997 to February 1998, he served as Vice President and Controller of the Automobile Club of Southern California. Prior to that, he served as the Company’s assistant controller from March 1994 to December 1996. Mr. Tirador has over 30 years’ experience in the property and casualty insurance industry and is an inactive certified public accountant. The Company believes that Mr. Tirador’s executive management and related experience in the property and casualty insurance industry as well as his accounting and financial reporting expertise, including experience as an auditor with KPMG LLP and in senior financial management positions, qualify him for service on the Board of Directors.
Michael D. Curtius has been retired since August 2012. From October 2000 to August 2012, Mr. Curtius was a consultant to the Company. He served as President and Chief Operating Officer of the Company from May 1995 until October 2000, and as Vice President and Chief Claims Officer of the Company from October 1987 until May 1995. The Company believes that Mr. Curtius’ operational and claims management expertise and his longstanding experience in executive management positions with the Company qualify him for service on the Board of Directors.
James G. Ellis currently serves as the Dean of the Marshall School of Business at the University of Southern California (USC) and holder of the Robert R. Dockson Dean’s Chair in Business Administration. Prior to his appointment as Dean in April 2007, Mr. Ellis was the Vice Provost, Globalization, for USC and prior to that he was Vice Dean, External Relations. Mr. Ellis has been a professor in the Marketing Department of the Marshall School of Business since 1997. From 1990 to 1997, he served as Chairman and Chief Executive Officer of Port O’Call Pasadena, an upscale home accessory retailer and was President and CEO of American Porsche Design from 1985 to 1990. Mr. Ellis also serves on the boards of directors of Fixed Income Funds and Investment Company of America, both investment funds of The Capital Group, a private company. The Company believes that Mr. Ellis’ extensive experience in executive management and senior academic positions qualify him for service on the Board of Directors.
Joshua E. Little has been a shareholder in the law firm of Durham, Jones & Pinegar, P.C. since 2006.  Mr. Little is also a director of the law firm and serves as Chief Financial Officer on its Executive Committee.  Prior to joining Durham, Jones & Pinegar, P.C., Mr. Little was an attorney at the law firm of Latham & Watkins LLP.  The Company believes that Mr. Little’s extensive experience advising public companies and companies in the insurance industry as well as his experience in corporate governance matters and his extensive history with the Company qualify him for service on the Board of Directors.
Martha E. Marcon has been retired since January 2006. For more than 20 years prior to January 2006, Ms. Marcon was a partner of KPMG LLP in Los Angeles, California. During 2008, Ms. Marcon provided consulting services to KPMG LLP. Ms. Marcon also serves on the board of directors and chairs the audit committee of The Independent Order of Foresters and its U.S.-based financial services subsidiaries, which is an international insurance and financial services organization. The Company believes that Ms. Marcon’s accounting and financial reporting expertise, particularly related to insurance organizations, and her experience as a certified public accountant for 28 years and an auditor with KPMG LLP for more than 30 years qualify her for service on the Board of Directors.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on their proxy cards.
CORPORATE GOVERNANCE
Corporate Governance Documents
The Company has adopted Corporate Governance Guidelines that outline the Company’s corporate governance policies and principles. The Company’s Corporate Governance Guidelines and its other corporate governance documents, including its Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Investment Committee Charter, are available, free of charge, on the Company’s website at www.mercuryinsurance.com under the “Investor Information – Corporate Governance” link. The Company will also provide copies of these documents, free of charge, to any shareholder upon written request to the Company’s Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence
NYSE rules and regulations require listed companies to have a board of directors with a majority of independent directors. The Company’s Board of Directors currently consists of six directors. The Board has determined that each of Michael D. Curtius, James G. Ellis, Joshua E. Little, and Martha E. Marcon has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NYSE listing standards. Of the remaining directors, Messrs. Joseph and Tirador currently serve as executive officers of the Company.
To assist the Board in making its determination regarding director independence, the Board has adopted independence standards that conform to, or are more rigorous than, the independence requirements of the NYSE. In addition to evaluating each director against the Company’s Director Independence Standards, which are included in the Company’s Corporate Governance Guidelines available on the Company’s website noted above, the Board considers all relevant facts and circumstances in making its independence determination.
Board Leadership Structure
Leadership of the Company is currently shared between Mr. Joseph, Chairman of the Board of Directors, and Mr. Tirador, President and Chief Executive Officer. Mr. Joseph held the offices of Chairman and Chief Executive Officer from the founding of the Company until 2007. Mr. Tirador was appointed President in 2001 and Chief Executive Officer in 2007. The Company does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that flexibility in appointing the Chairman of the Board and Chief Executive Officer allows the Board of Directors to make a determination as to such positions from time to time and in a manner that it believes is in the best interest of the Company and its shareholders. Separating these positions currently allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that appointing the Chief Executive Officer separately from the Chairman of the Board is an important element of the Company’s succession planning process. Because the positions of Chairman of the Board and Chief Executive Officer are executive officer positions in the Company, and given the current and active participation of each leader in significant matters affecting the Company, Ms. Marcon has been appointed to act as the lead independent director. The lead independent director coordinates the activities of the non-management directors, including sessions of the non-management directors, and facilitates communications between the non-management directors and the other members of the Board and the management of the Company.
Board of Directors and Committees
The Board of Directors held four meetings during the last fiscal year and is scheduled to meet quarterly during the current fiscal year. In 2017 each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served. Directors are encouraged to attend in person each Annual Meeting of Shareholders. Three directors attended the Annual Meeting of Shareholders in 2017.
The Company has an Audit Committee established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The responsibilities of the Audit Committee include, among other things, selecting and engaging the Company’s independent auditors, reviewing the scope of audit engagements, reviewing comment letters of such auditors and management’s response thereto, approving professional services provided by such auditors, reviewing the independence of such auditors, reviewing any major accounting changes made or contemplated, considering the range of audit and non-audit fees, reviewing the adequacy of the Company’s internal accounting controls and overseeing the statutory audit committees of the Company’s insurance subsidiaries. The Audit Committee currently consists of Martha E. Marcon, Michael D. Curtius and Joshua E. Little, with Martha E. Marcon acting as Chair. Prior to February 2, 2018, the Audit Committee consisted of Martha E. Marcon, John G. Nackel, Joshua E. Little and Michael D. Curtius, with Martha E. Macon acting as Chair. Prior to December 31, 2017, the Audit Committee consisted of Martha E. Marcon, John G. Nackel and Donald R. Spuehler, with Martha E. Marcon acting as Chair. The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the financial literacy requirements of the listing standards under the NYSE, that each member of the Audit Committee meets the enhanced independence standards established by the Securities and Exchange Commission (the “SEC”) and that Ms. Marcon qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee held five meetings in 2017.
The Company has a Compensation Committee currently consisting of Joshua E. Little, Michael D. Curtius and James G. Ellis, with Joshua E. Little acting as Chair. Prior to February 2, 2018, the Compensation Committee consisted of Joshua E. Little, Michael D. Curtius, John G. Nackel and Glenn S. Schafer, with Joshua E. Little acting as Chair. Prior to December 31, 2017, the Compensation Committee consisted of Donald R. Spuehler, John G. Nackel and Glenn S. Schafer, with Donald R. Spuehler acting as Chair. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee held four meetings in 2017. The responsibilities of the Compensation Committee include, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers, by designing in consultation with management and evaluating the compensation plans, policies and programs of the Company with respect to such executive officers, considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions and administering the Company’s 2015 Incentive Award Plan, Senior Executive Incentive Bonus Plan and Annual Incentive Plan. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the NYSE listing standards. Additional information regarding the Compensation Committee’s process and procedures for consideration of executive compensation is provided below in “Executive Compensation” as part of the Compensation Discussion and Analysis and under the Summary Director Compensation Table.
The Company has a Nominating/Corporate Governance Committee currently consisting of Martha E. Marcon, Joshua E. Little and Michael D. Curtius, with Martha E. Marcon acting as Chair. Prior to February 2, 2018, the Nominating/Corporate Governance committee consisted of Martha E. Marcon, John G. Nackel, Joshua E. Little and Michael D. Curtius, with Martha E. Marcon acting as Chair. Prior to December 31, 2017, the Nominating/Corporate Governance committee consisted of Martha E. Marcon, John G. Nackel and Donald R. Spuehler, with Martha E. Marcon acting as Chair. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors. The Nominating/Corporate Governance Committee held two meetings in 2017. The responsibilities of the Nominating/Corporate Governance Committee include, among other things, identifying and recommending to the Board of Directors qualified candidates for nomination as directors of the Company, developing and recommending to the Board of Directors corporate governance principles applicable to the Company, developing and overseeing the Company’s policy for review and approval of related party transactions and overseeing the evaluation of the Board of Directors and management of the Company. The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the NYSE listing standards.
The Company has an Investment Committee currently consisting of James G. Ellis, George Joseph and Gabriel Tirador, with James G. Ellis acting as Chair. Prior to February 2, 2018, the Investment Committee consisted of James G. Ellis, George Joseph, Gabriel Tirador and Glenn S. Schafer, with James G. Ellis acting as Chair. The Investment Committee operates pursuant to a written charter adopted by the Board of Directors. The Investment Committee held four meetings in 2017. The responsibilities of the Investment Committee include, without limitation, developing, reviewing and recommending to the Board of Directors and monitoring management’s compliance with investment strategies and guidelines, selecting and monitoring the competence and performance of investment managers, monitoring compliance of the Company’s investment policies and practices with applicable legal and regulatory requirements, reviewing and approving investment transactions, reporting to the Board of Directors at least quarterly regarding the investment transactions made by the Company and the Company’s investment strategies and guidelines, and performing all other duties of the Board of Directors with respect to investment transactions made by the Company.

The Board of Directors’ Role in Risk Oversight
The Company’s management is primarily responsible to identify and manage risks in relation to Company strategies and objectives; to establish and implement appropriate risk mitigation plans, processes and controls; and to actively manage risks in a manner that serves the best interests of the Company, its shareholders and other stakeholders. Management informs the Board of Directors regarding the most material risks confronting the Company on a regular basis and reports regarding its activities in managing and mitigating such risks.
The Board of Directors has oversight responsibility of the processes established to monitor and manage such risks. The Board of Directors believes that such oversight function is the responsibility of the entire Board of Directors through frequent reports and discussions at regularly scheduled Board meetings. In addition, the Board has delegated specific risk management oversight responsibility to the Board Committees. In particular, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting and also meets regularly with and receives reports from the Company’s internal auditors. The Investment Committee oversees management of risks related to the Company’s investment guidelines and the investment portfolio. The Nominating/Corporate Governance Committee oversees risk management related to the Company’s corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. The Compensation Committee oversees risk management related to the Company’s executive compensation plans and arrangements. These specific risk categories and the Company’s risk management practices are regularly reviewed by the Company’s Board Committees and discussed with the entire Board of Directors in the ordinary course of each Committee’s report at regular Board meetings.
The Company has implemented an enterprise risk management program for the purpose of providing an enterprise-wide perspective on its risks, with the objective of actively identifying and mitigating key risks. Management reports regularly to the Board of Directors regarding the enterprise risk management program and its activities in implementing and maintaining the program. Senior management and other employees also report to the Board of Directors and its Committees from time to time on risk-related issues. In addition, due to the heightened cybersecurity risks in the overall business environment in which the Company operates, the Board of Directors requests and receives periodic reports from management regarding cybersecurity risk management, including potential cybersecurity attacks that might impact the Company and the measures the Company's management takes to prevent such attacks and mitigate the impact in case of an incident.
Executive Sessions of Non-Management Directors
The Board of Directors holds regularly scheduled executive sessions of its non-management directors, and at least annually schedules a meeting with only independent directors. In accordance with the Company’s corporate governance guidelines, Martha E. Macon, lead independent director and Chair of the Nominating/Corporate Governance Committee, presides at these meetings. During 2017, the Board held four executive sessions of its non-management directors, including at least one such session with only independent directors.
Director Nomination Process
Director Qualifications. The Nominating/Corporate Governance Committee has established certain criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating/Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating/Corporate Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board of Directors. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint in addition to more traditional diversity concepts. The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.
Identification and Evaluation of Nominees for Directors. The Board of Directors believes that, based on the Nominating/Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating/Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating/Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating/ Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating/Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The Nominating/Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
Each of the nominees for election as director at the 2018 Annual Meeting of Shareholders was elected at the Annual Meeting of Shareholders held in 2017. Each of the nominees for election is recommended by the Nominating/Corporate Governance Committee to stand for election.
Communication with Directors
Shareholders and other interested parties may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Mercury General Corporation – Non-Management Directors, P.O. Box 36662, Los Angeles, California 90036. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.
Code of Business Conduct and Ethics
The Company has established a Code of Business Conduct and Ethics that applies to its officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of business conduct and ethics” within the meaning of the NYSE listing standards. In the event the Company makes any amendments to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on its next periodic report.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Philosophy and Methodology
Objectives. The Company’s executive compensation program is designed to be simple and clear and understandable to employees and investors. The Company seeks to attract, motivate and build the long-term commitment of talented executives and to reward and encourage activities that promote the achievement of premium growth while managing costs and losses to maximize underwriting income and ultimately increase shareholder value. The Company’s executive compensation program is administered, under the direction of the Compensation Committee, to tie total compensation to the Company’s business and financial performance, and to align executive officer incentives with creation of the shareholder value the Company seeks to achieve.
Role of Management. Pursuant to a standing resolution of the Board of Directors adopted on January 11, 1986, Mr. Joseph, then President and Chief Executive Officer of the Company, was given authority for hiring, promoting and establishing compensation for all executive officers other than himself, with the Compensation Committee being responsible for establishing compensation for Mr. Joseph. Since Mr. Tirador’s appointment as Chief Executive Officer of the Company in January 2007, the Compensation Committee has also had responsibility for establishing the compensation for Mr. Tirador. Messrs. Joseph and Tirador retain the authority to establish compensation for all other executive officers and annually review compensation and responsibilities of all other executive officers.
The Company’s compensation program is designed to provide executive officers with total compensation commensurate with responsibilities and competitive with compensation provided to executives in like positions, as determined by the Compensation Committee with respect to Messrs. Joseph and Tirador and as determined by Messrs. Joseph and/or Tirador with respect to the other executive officers, based on their experience in the insurance industry and the Company’s continuing surveillance of industry and general business practice.

The Company’s executive compensation program and the total compensation provided to executive officers are reviewed by the Compensation Committee annually to ensure that the program is designed and operated to achieve those goals.
Benchmarking and Compensation Consultants. The Compensation Committee did not review comparable company information in setting 2017 executive compensation for the named executive officers. Instead, in setting 2017 executive compensation, the Compensation Committee relied upon the experience of its members in setting compensation of the Chief Executive Officer and Chairman of the Board of the Company. The Chief Executive Officer and Chairman of the Board also did not review comparable company information in setting 2017 compensation levels for other executive officers of the Company, but generally establish compensation based on historical compensation levels for each executive officer and merit increases determined appropriate due to the performance of the executive officer, and for new executive officers based on the responsibilities and expertise of each individual executive officer and the position to which the executive officer is appointed.
Compensation Program Changes for 2017
For 2017, the Compensation Committee implemented certain key changes to the Company’s compensation programs:

•
New Annual Bonus Program Tied to Pre-Tax Underwriting Income: The Company adopted a new bonus program for 2017. Bonuses for the Company’s employees for 2017 were generally to be paid on a discretionary basis from a bonus pool that was based on a defined percentage of the Company’s pre-tax underwriting income, or “Underwriting Profit” for 2017, as recommended by the Company and approved by the Compensation Committee (the “Annual Underwriting Profit Plan”). The bonus opportunities for 2017 for Messrs. Joseph and Tirador under the Senior Executive Incentive Bonus Plan (the “Senior Plan”) were tied to a specified percentage of the Company’s Underwriting Profit for 2017, as recommended by the Company and approved by the Compensation Committee.

•	No Further Long-Term Incentive Awards: As recommended by the Company, the Compensation Committee determined that it would not make new long-term incentive awards to the Company’s employees in 2017.
Components of Executive Compensation
The Company’s executive compensation program consists of base salary, annual cash bonuses, long-term incentives and other benefits.
Base Salary. The Company provides base salary to provide a stable annual salary at a level consistent with individual contributions. Base salary for executive officers is initially determined on the date of hire and evaluated annually thereafter or on any material change of duties or position. The base salary of Mr. Joseph, Chairman of the Board, and Mr. Tirador, Chief Executive Officer, is determined on an annual basis by the Compensation Committee. In addition to cash compensation, both Mr. Joseph and Mr. Tirador receive director fees for their participation on the Board of Directors.
Pursuant to the standing resolution described above, Mr. Joseph, with the assistance of Mr. Tirador, establishes the base salary of other executive officers. Salary increases generally take into account the performance of the Company and the respective executive officer based on the subjective assessment of Messrs. Joseph and Tirador. Salary increases are generally effective beginning with the first bi-weekly payroll cycle of March of the applicable year. Annual salary increases for each of the executives for 2017 (over 2016 annual salary levels) were approximately 3%. Annual salary increases for 2018 (over 2017 annual salary levels) were approximately 3% with the 2018 annual salaries for each of Messrs. Joseph and Tirador, and Messrs. Theodore Stalick, Senior Vice President and Chief Financial Officer, Allan Lubitz, Senior Vice President and Chief Information Officer, and Christopher Graves, Vice President and Chief Investment Officer, as follows: Mr. Joseph ($1,081,500); Mr. Tirador ($1,009,400); Mr. Stalick ($626,273); Mr. Lubitz ($477,554); and Mr.Graves ($490,387).
Annual Cash Bonuses. In addition to base salary, the Company seeks to provide a substantial portion of the named executive officers' total target compensation through annual cash bonuses. For 2017, there were two performance-based annual cash bonus plans, the Senior Plan and the Annual Underwriting Profit Plan. The Senior Plan and the Annual Underwriting Profit Plan are referred to in this Proxy Statement collectively as the Bonus Plans.
The Company provides for cash bonus opportunities to participants under the Bonus Plans based upon Company performance goals set by the Compensation Committee and individual performance of the participant. The Bonus Plans are administered by the Compensation Committee, with day-to-day administration of the Annual Underwriting Profit Plan delegated to the Company’s Chief Executive Officer and his designees.

Only Messrs. Joseph and Tirador participate in the Senior Plan. For 2017, except as noted below, all other employees of the Company and its subsidiaries, including the other named executive officers, (other that Mr. Graves, whose bonus is determined under a separate discretionary bonus program), were eligible to participate in the Annual Underwriting Profit Plan, except those who participated in other incentive programs, such as employees of the Company’s subsidiaries, Auto Insurance Specialists LLC (“AIS”) and Workmen’s Auto Insurance Company (“WAIC”), and certain employees and executive officers within the Company’s investment, and legal departments. Employees and executive officers within AIS and WAIC are compensated under programs managed separately by those companies, employees and executive officers within the Company’s investment department are awarded annual cash bonuses based on the financial performance of the Company’s investment portfolio, and certain employees within the Company’s legal department are awarded annual cash bonuses based on their management of assigned cases.
The Compensation Committee did not establish target incentive percentages for the named executive officers or any employees of the Company under the Bonus Plans for 2017.
Company performance goals under the Bonus Plans may be based on one or more financial or operational criteria established by the Compensation Committee for each plan year including, without limitation, underwriting income, underwriting results, premium growth, operating income return on equity, customer satisfaction, revenue, sales, financial ratios and other performance metrics as the Compensation Committee deems appropriate under the circumstances. Company performance goals under the Bonus Plans are evaluated against the Company’s performance on a consolidated basis. Non-employee directors of the Company are not eligible to participate in the Bonus Plans.
The Compensation Committee seeks to establish bonus opportunities that will provide incentive to all Company employees, including the named executive officers, for the Company to achieve financial performance that will generate return on capital levels that are in excess of the return on capital generally achieved in the industry in which the Company operates and that are higher than the return on capital levels that the Company is currently achieving.
2017 Bonus Amounts

For the 2017 plan year, the Compensation Committee determined that each of Messrs. Joseph and Tirador would be eligible for an annual bonus under the Senior Plan equal to 0.50% of Underwriting Profit for 2017, with the maximum bonus not to exceed the maximum bonus allowable under the Senior Plan. 1
Bonuses for the Company’s employees for 2017 under the Annual Underwriting Profit Plan were to be paid on a discretionary basis from a bonus pool equal to 15% of the Company’s “Underwriting Profit” for 2017, as recommended by the Company and approved by the Compensation Committee. Individual bonus payouts under the Annual Underwriting Profit Plan would be determined by each participant’s supervisor on a discretionary basis after reviewing the participant’s individual performance rating and the participant’s overall contribution to the Company relative to other members of the participant’s department and in similar positions in the Company.
The Company did not have an Underwriting Profit for 2017. As a result, no bonuses were paid in 2018 for 2017 performance under the Bonus Plans.
Mr. Graves is eligible to receive an annual discretionary bonus, which is determined each year by Messrs. Joseph and Tirador based on their subjective review of his individual performance and the performance of the Company's investment department. For 2017, Messrs. Joseph and Tirador determined to award Mr. Graves an annual bonus of $175,000.
The Compensation Committee approved one-time bonus awards to the named executive officers for their individual performance in 2017 in the following amounts:  Mr. Tirador, $294,000; Mr. Stalick, $152,008; and Mr. Lubitz, $92,729.  Per his request to the Compensation Committee that he not be considered for a bonus award, Mr. Joseph did not receive an award. In addition, Mr. Stalick received a one-time bonus of $10,000 in March 2017 as a result of successful completion of a $375 million public debt offering.

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1 For purposes of the Bonus Plans, “Underwriting Profit” means the Company’s net premiums earned, less (a) losses and loss adjustment expenses, (b) policy acquisition costs, and (c) other operating expenses, each as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and as presented in the Company’s Annual Consolidated Financial Statements.

Long-Term Incentive Compensation. Long-term incentive compensation generally includes awards granted under the Company’s 2015 Incentive Award Plan. Awards granted prior to 2015 were granted under the Company’s 2005 Amended and Restated Equity Incentive Award Plan. Both of the Company’s equity award plans have been approved by the Company’s shareholders. Available awards include a variety of stock-based compensation such as stock options, restricted stock, restricted stock units (“RSUs”), dividend equivalent awards, stock payment awards, stock appreciation rights and performance awards which can be a cash bonus award or other incentive award paid in cash. The objective of granting long-term incentive awards is to align executive officers’ interests with the longer term interests of shareholders. These awards, which are at risk and dependent on the creation of incremental shareholder value or the attainment of cumulative financial targets over several years, represent a portion of the total compensation opportunity provided for the executive officers. Award amounts are based on individual performance, level of responsibility, and the executive officer’s potential to make significant contributions to the Company.
In 2016 and prior years, the Company has issued primarily performance-vesting RSUs. The Company has also occasionally granted stock options to executive officers and other employees. The performance-vesting RSUs represent the right to earn and receive a number of shares of Common Stock based on the achievement of specific performance requirements, although the Company may elect to settle RSUs in cash rather than shares of Common Stock. The performance-vesting RSUs are intended to further align executive officer compensation to the performance of the Company over a multi-year period. The individual grants to named executive officers are subjectively determined based on a number of factors, including the executive officer’s responsibility level and functional role within the Company.

No stock awards were granted to the named executive officers in 2017.

Vesting of 2015 Long-Term Incentive Awards

In February 2015, the Compensation Committee granted performance-vesting RSUs to executive officers that were eligible to vest if and to the extent that the Company’s cumulative Earned Underwriting Income2 or annual Earned Underwriting Income and Net Premium Growth during the three-year period ended December 31, 2017 (the “2015-2017 Performance Cycle”) achieve or exceed the threshold performance levels established by the Compensation Committee. Acquisitions and results of WAIC are excluded from performance factors. The 2015 grants to the Company’s named executive officers were as follows: to each of Mr. Joseph and Mr. Tirador, 10,000 “target” RSUs which may vest for up to 18,750 shares of Common Stock at “maximum” performance; to each of Mr. Stalick and Mr. Lubitz, 6,000 “target” RSUs which may vest for up to 11,250 shares of Common Stock at “maximum” performance.
Earned Underwriting Income Objectives: If the Company achieved the target cumulative Earned Underwriting Income for the 2015-2017 Performance Cycle ($235 million), then 100% of the target RSUs would vest. If the Company achieved a cumulative Earned Underwriting Income greater than the target and up to 120% of the target, an increased number of RSUs would vest on a linear basis greater than 100% and up to 150% of the target RSUs vesting. For financial performance of 60% and up to 80% of the target, a reduced number of RSUs would vest on a linear basis from 25% to 50% of the target RSUs vesting. Similarly, for financial performance greater than 80% but less than 100% of target, a reduced number of granted RSUs would vest on a linear basis greater than 50% but less than 100% of target vesting. If the Earned Underwriting Income performance factor resulted in a vesting percentage less than 33%, then 33% of the granted RSUs would vest if the Earned Underwriting Income in any individual fiscal year within the 2015-2017 Performance Cycle exceeded $78.4 million, and if the cumulative Earned Underwriting Income performance factor for the 2015-2017 Performance Cycle resulted in a vesting percentage less than 67%, then 67% of the granted RSUs would vest if the Earned Underwriting Income in each of two individual fiscal years within the 2015-2017 Performance Cycle exceeded $78.4 million. The Company’s cumulative Earned Underwriting Income for the 2015-2017 Performance Cycle was $34.6 million, resulting in a 0% performance factor. Because the Company’s Earned Underwriting Income in 2015, 2016 and 2017 did not exceed $78.4 million ($21.3 million, $(16.4) million and $29.7 million, respectively), the final Earned Underwriting Income performance factor was 0% under the terms of the performance-based RSUs.
_________________________
2 Earned Underwriting Income is a non-GAAP measure calculated as follows: (1) net premiums earned for the applicable period, less (A) losses and loss adjustment expenses for the applicable period, (B) policy acquisition costs for the applicable period, (C) other operating expenses for the applicable period, and in each case above as determined in accordance with U.S. generally accepted accounting principles and reflected in the Company’s annual financial statements, (D) and a flat $30 million reinsurance charge per year, inclusive of third party Catastrophe reinsurance purchased, adjusted by (2) losses and loss adjustment expenses associated with a catastrophic event, net of any reinsurance recoveries, as reported in the Company’s earnings releases or periodic reports, and costs, expenses and premiums incurred in connection with the purchase of reinsurance for the specific purpose of covering catastrophic events. For purposes of determining Earned Underwriting Income for the performance-vesting RSUs granted in 2016, as described below, the adjustment in clause (D) is a flat $20 million reinsurance charge per year, inclusive of third party Catastrophe reinsurance purchased.

Net Premiums Earned Objectives: In addition to Earned Underwriting Income, Net Premiums Earned growth could increase or decrease the percent of RSUs vesting. A growth multiplier was calculated by subtracting the Net Premiums Earned for 2014 from the Net Premiums Earned for 2017. The difference was divided by three to determine the average change in Net Premiums Earned over the 2015-2017 Performance Cycle. The average change in Net Premiums Earned over the 2015-2017 Performance Cycle was then divided by the Net Premiums Earned for 2014 to determine the Net Premiums Earned growth percentage over the 2015-2017 Performance Cycle and the applicable growth multiplier. The resulting growth multiplier was then multiplied by the Earned Underwriting Income performance factor for the 2015-2017 Performance Cycle. The maximum growth multiplier allowed for the 2015-2017 Performance Cycle was 125%. The Company’s Net Premiums Earned growth percentage over the 2015-2017 Performance Cycle was 4.5%, but because none of the RSUs vested based on the Earned Underwriting Income objectives, the multiplier was not applied.
Based on the foregoing results, all of the performance-based RSUs granted in 2015 to the named executive officers were forfeited in March 2018 following the Compensation Committee’s certification of the foregoing results.

 2016 Long-Term Incentive Awards

In February 2016, the Compensation Committee granted performance-vesting RSUs to executive officers that vest if and to the extent that the Company’s Earned Underwriting Income or annual Earned Underwriting Income, Net Premium Growth and Operating Income Return on Equity during the three-year period ending December 31, 2018 achieve or exceed the threshold performance levels established by the Compensation Committee. The 2016 grants to the Company’s named executive officers are as follows: to each of Mr. Joseph and Mr. Tirador, 10,000 “target” RSUs which may vest for up to 18,750 shares of Common Stock at “maximum” performance; to each of Mr. Stalick and Mr. Lubitz, 6,000 “target” RSUs which may vest for up to 11,250 shares of Common Stock at “maximum” performance. Acquisitions and results of WAIC are excluded from performance factors except for Operating Income Return on Equity.
Other Benefit Programs. The Company’s executive compensation program also includes what the Compensation Committee believes to be competitive benefits plans and programs, including a 401(k) savings plan and health and welfare benefits, such as medical, dental, vision care and life insurance benefits. In addition, from time to time, the Company provides executive officers with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with its overall compensation philosophy and goals. The Compensation Committee periodically reviews the types and levels of perquisites that are provided to executive officers. The named executive officers are provided with the following additional personal benefits: all named executive officers are provided with the personal use of company-owned automobiles and parking, and the Company pays club dues on behalf of Mr. Joseph.
Consideration of Nonbinding Advisory Vote on Executive Compensation
At the Company’s 2017 Annual Meeting of Shareholders, shareholders holding more than 99% of the votes cast on the proposal voted to approve the compensation of the Company’s named executive officers. The Compensation Committee has considered these results with management and with the full Board of Directors and determined that no specific changes were necessary in its compensation policies and decisions with respect to 2018 as a result of the 2017 vote. The Compensation Committee intends to continue to consider the results of shareholder votes regarding the Company’s named executive officers.
Section 162(m)
Under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), a public company is generally denied deductions for compensation paid to its “covered employees” to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of the Company’s Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than the Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1,000,000 deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although the Company historically maintained certain performance-based incentive plans that originally were intended to permit the payment of compensation deductible under Section 162(m), subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, the Company may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. Generally, in structuring compensation for the Company’s named executive officers, the Company considers whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Conclusion
With compensation based on annual base salary, performance-based cash bonuses, long term equity incentives and participation in non-discriminatory profit sharing and employee benefits plans, the Company’s executive compensation plan avoids the more complex compensation practices used by some companies. There are no severance agreements covering any executive officers of the Company. No executive officers have change of control or “parachute” payments arrangements other than with respect to cash bonuses awarded and earned but unpaid on the date of a change of control. No loans or loan policy exists with respect to executive officers. There are no deferred compensation programs in effect aside from the qualified Section 401(k) plan and no supplemental executive retirement or similar plans exist for executive officers. While future events may dictate the addition of different or additional compensation methods, there is no present plan to change the simple compensation policy now in effect.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders.

The Compensation Committee

Joshua E. Little, Chair
Michael D. Curtius
James G. Ellis
Compensation Risks Assessment
Management has made an assessment of the Company’s compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, the Company has determined that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers, the named executive officers, for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan (3)	All Other Compensation (4)	Total
George Joseph	2017	$1,045,386	$44,552	$—	$—	$55,623	$1,145,561
Chairman of the Board	2016	1,019,200	43,302	534,900	—	48,720	1,646,122
	2015	988,960	42,052	537,500	963,136	44,522	2,576,170

Gabriel Tirador	2017	$975,386	$335,835	$—	$—	$57,282	$1,368,503
President, Chief Executive	2016	948,931	40,585	534,900	—	59,680	1,584,096
Office and Director	2015	918,701	39,335	537,500	894,656	55,755	2,445,947

Theodore Stalick	2017	$605,308	$188,594	$—	$—	$20,078	$813,980
Senior Vice President	2016	589,445	25,848	320,940	—	16,908	953,141
Chief Financial Officer	2015	569,869	25,016	322,500	277,504	20,075	1,214,964

Christopher Graves	2017	$470,726	$196,243	$—	$—	$31,550	$698,519
Vice President
Chief Investment Officer

Allan Lubitz	2017	$470,482	$113,048	$—	$—	$21,445	$604,975
Senior Vice President	2016	449,470	20,106	320,940	—	17,007	807,523
Chief Information Officer	2015	434,402	19,122	322,500	264,271	17,684	1,057,979

(1)
Represents the annual one-half-month’s bonus awarded to all employees of the Company plus $250 bonuses provided for participation in the Company’s wellness program and $1,000 (family coverage) or $800 (two party coverage) bonuses provided for enrollment in the Company’s high deductible health plan program. For 2017, also includes spot bonuses paid to the named executive officers (other than Mr. Graves) as follows: Mr. Tirador, $294,000; Mr. Stalick, $162,008; and Mr. Lubitz, $92,729. Mr. Graves is eligible to receive an annual discretionary bonus, which is determined each year by Messrs. Joseph and Tirador based on their subjective review of his individual performance and the performance of the Company's investment department. Mr. Graves’ 2017 bonus of $175,000 is included in this column above.

(2)
Reflects the aggregate fair value of awards granted as of the applicable grant date calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) adopted by the Financial Accounting Standards Board. Grant date fair value for the RSUs granted to the named executive officers is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2016 to each of the following named executive officers would be: $1,002,938 (in the case of each of Mr. Joseph and Mr. Tirador) and $601,763 (in the case of each of Mr. Stalick and Mr. Lubitz). Assuming the highest level of performance conditions are achieved, the grant date fair value of the awards granted in 2015 to each of the following named executive officers would be: $1,007,813 (in the case of each of Mr. Joseph and Mr. Tirador) and $604,688 (in the case of each of Mr. Stalick and Mr. Lubitz). For additional information about the assumptions used in calculating the grant date fair value of these awards, refer to the notes to the Company’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2017, 2016, and 2015, as filed with the SEC. The three-year performance period for the 2015 RSU grants is complete and awards were earned based on Company performance during the performance period. The three-year performance period for the 2016 RSU grants is still open.

(3)	Represents awards to the named executive officers under the Company’s annual incentive plans for 2015.

(4)	See All Other Compensation table below.

All Other Compensation
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Director Fees	Perquisites and Other Personal Benefits (1)	Company Contributions to Retirement and 401(k) Plans (2)	Total
George Joseph	2017	$32,000	$23,623	$—	$55,623
	2016	32,000	16,720	—	48,720
	2015	32,000	12,522	—	44,522

Gabriel Tirador	2017	$32,000	$15,832	$9,450	$57,282
	2016	32,000	18,405	9,275	59,680
	2015	32,000	14,480	9,275	55,755

Theodore Stalick	2017	$—	$10,628	$9,450	$20,078
	2016	—	7,633	9,275	16,908
	2015	—	10,800	9,275	20,075

Christopher Graves	2017	$—	$22,100	$9,450	$31,550

Allan Lubitz	2017	$—	$11,995	$9,450	$21,445
	2016	—	7,732	9,275	17,007
	2015	—	8,409	9,275	17,684

(1)
Represents for Mr. Joseph personal use of company automobile and parking in the amounts of $17,947, $5,705 and $6,378 in 2017, 2016 and 2015, respectively, and club dues of $5,676, $11,015 and $6,144 in 2017, 2016 and 2015, respectively; for Messrs. Tirador, Stalick, Graves and Lubitz, personal use of company automobile and parking allowance in the amounts of $15,832, $10,628, $22,100 and $11,995, respectively.

(2)	Represents the Company’s matching contributions under a 401(k) option in the profit sharing plan.
Grants of Plan-Based Awards
The following table contains information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2017.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
George Joseph	—	(1)	(1)	(1)	—	—	—	—
Gabriel Tirador	—	(1)	(1)	(1)	—	—	—	—
Theodore Stalick	—	—	—	—	—	—	—	—
Christopher Graves	—	—	—	—	—	—	—	—
Allan Lubitz	—	—	—	—	—	—	—	—

(1)
For 2017, Messrs. Joseph and Tirador were eligible to receive bonuses under the Senior Plan equal to 0.50% of Underwriting Profit for 2017. As a result, there was no set threshold or target amount. The bonuses to Messrs. Joseph and Tirador could not exceed the maximum bonus under the Senior Plan, which is $5,000,000. No bonuses were paid to Messrs. Joseph and Tirador under the Senior Plan for 2017, as further described above under “Annual Cash Bonuses.”

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table includes certain information with respect to the value of all unexercised options and unvested RSUs previously awarded to the named executive officers at December 31, 2017.

	Option Awards (1)				Stock Awards (2)
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Name
George Joseph	—	—	$—	—	20,000	$1,068,800
Gabriel Tirador	—	—	—	—	20,000	1,068,800
Theodore Stalick	2,500	—	45.30	7/26/2023	12,000	641,280
Christopher Graves	—	—	—	—	—	—
Allan Lubitz	7,500	—	45.30	7/26/2023	12,000	641,280

(1)	All stock option awards have a term of ten years from the date of grant and become exercisable in four equal installments on the first through fourth anniversaries of the grant date.

(2)
Represents performance-based RSUs granted in 2015 and 2016. The number of RSUs reflected in the table above with respect to the 2016 awards (10,000 RSUs for each of Messrs. Joseph and Tirador and 6,000 RSUs for each of Messrs. Stalick and Lubitz ) represents the estimated possible payouts assuming target performance under such awards. These performance-based RSUs are eligible to be earned following completion of a three-year performance period based on the Company’s achievement of established Earned Underwriting Income and annual Earned Underwriting Income and Net Premiums Earned growth targets and Operating Income Return on Equity targets. The maximum number of RSUs that may vest under these awards is 187.5% of target for the 2016 awards. With respect to the 2015 awards (10,000 RSUs for each of Messrs. Joseph and Tirador and 6,000 RSUs for each of Messrs. Stalick and Lubitz), represents the estimated possible payouts assuming target performance under such awards. However, based on the Company’s achievement relative to the performance objectives, as certified in writing by the Compensation Committee and described in detail above under “Long-Term Incentive Compensation,” the 2015 awards were forfeited in March 2018.

(3)	Market value based on $53.44 per share, which was the closing market price of the Company’s common stock on December 29, 2017, which was the last trading day of 2017.

Option Exercises and Stock Vested
The following table includes certain information with respect to the options exercised by and the stocks vested for the named executive officers during the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired On Vesting	Value Realized on Vesting
George Joseph	—	$—	7,403	$434,038
Gabriel Tirador	12,500	742,703	7,403	434,038
Theodore R. Stalick	—	—	4,442	260,423
Allan Lubitz	—	—	4,442	260,423
Christopher Graves	12,000	696,600	—	—

Equity Compensation Plan Information
As of December 31, 2017, the Company had compensation plans under which equity securities were authorized for issuance, aggregated as follows:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan (1)	42,500	$44.72	—
2015 Equity Incentive Plan (2)	169,000	—	4,731,000
Equity compensation plans not approved by security holders	—	—	—
Total	211,500	$44.72	4,731,000

(1)	The 2005 Plan expired in January 2015.

(2)	Consists solely of shares subject to performance-based RSUs reflected at “target” performance (which number would be 316,875 shares at “maximum” performance).
Director Compensation Table
The table below summarizes the compensation paid by the Company for the fiscal year ended December 31, 2017 to directors who served on the Board during 2017, other than Messrs. Joseph and Tirador whose director compensation is disclosed above in the “All Other Compensation Table.”

Name	Fees Earned or Paid in Cash
Michael D. Curtius	$38,000
James G. Ellis	34,000
Joshua E. Little	32,000
Martha E. Marcon	77,000
John G. Nackel (1)	55,000
Donald P. Newell	4,000
Glenn S. Schafer (2)	47,000
Donald R. Spuehler (3)	62,000

(1) Mr. Nackel resigned from the Board effective February 15, 2018.
(2) Mr. Schafer resigned from the Board effective February 5, 2018.
(3) Mr. Spuehler retired from the Board effective December 31, 2017.
During 2017, each of the Company’s directors received a $4,000 quarterly retainer and $4,000 for each board of directors meeting attended and reimbursement for their out-of-pocket expenses incurred in attending such meetings. In addition, members of Board committees receive additional compensation for service on Board committees. The chair of the Audit Committee received an annual retainer of $5,000 and received $5,000 per Audit Committee meeting attended in person, and each member of the Audit Committee received $3,000 per Audit Committee meeting attended in person. The chair of the Compensation Committee received an annual retainer of $4,000 and received $2,000 per Compensation Committee meeting attended in person, and each member of the Compensation Committee received $1,500 per meeting attended (other than meetings held on the date of meetings of the entire Board of Directors). The chair of the Nominating/Corporate Governance Committee received an annual retainer of $2,000 and $1,500 per meeting attended, and each other member of the Nominating/Corporate Governance Committee received $1,000 per meeting attended in person plus, in each case, reimbursement of their out-of-pocket expenses incurred in attending such meetings. The chair of the Investment Committee received a fee of $2,000 and each non-management member of the Investment Committee received $1,500 per meeting attended in person. The lead independent director received an annual retainer of $15,000. None of the Company’s non-employee directors receive equity awards.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s senior management annually reports to the Compensation Committee regarding the status of the Company’s non-employee director compensation, including consideration of direct and indirect forms of compensation to the non-employee directors such as charitable contributions by the Company to organizations in which a non-employee director is involved. Following its review of the report, the Compensation Committee recommends any changes in non-employee director compensation to the Chairman of the Board. Any changes in non-employee director compensation are considered and approved by the Board of Directors after a full discussion.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of the Company’s employees and the annual total compensation of Gabriel Tirador, President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2017, the Company’s last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than Mr. Tirador) was $60,006; and

•	the annual total compensation of Mr. Tirador, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,368,503.
Based on this information, for 2017, the ratio of the median of the total compensation of all employees of the Company to the annual total compensation of Mr. Tirador was 1 to 23.
The Company determined that, as of December 31, 2017, its employee population consisted of 4,277 individuals (including Mr. Tirador). The Company’s employee workforce consists of full and part time employees. For purposes of measuring the compensation of the Company’s employees, it selected total annual cash compensation for 2017 as the most appropriate measure of compensation, which was consistently applied to all employees included in the calculation. With respect to the total annual compensation of the “median employee” for purposes of the ratio disclosed above, the Company identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
During fiscal year 2017, Donald R. Spuehler, John G. Nackel and Glenn S. Schafer were members of the Compensation Committee, with Mr. Spuehler acting as Chair. Mr. Spuehler retired from the Board and his role as Chair of and a member of the Compensation Committee effective December 31, 2017. Effective January 19, 2018, the Board appointed Joshua E. Little and Michael D. Curtius to the Compensation Committee, with Mr. Little appointed to serve as Chair. Effective February 5, 2018, Mr. Schafer resigned from the Compensation Committee and the Board and effective February 15, 2018, Mr. Nackel resigned from the Compensation Committee and the Board. On February 2, 2018, the Board appointed James G. Ellis to serve on the Compensation Committee. Other than Mr. Curtius, no member of the Company’s Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, and no current executive officer served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee during 2017. Mr. Curtius previously served as an officer of the Company.
PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company’s executive compensation program is designed to attract, motivate and retain a talented team of executives. The Company seeks to accomplish this goal in a way that rewards performance that is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program achieves this goal and is strongly aligned with the long-term interests of its shareholders.
Pursuant to Section 14A of the Exchange Act, the Company is submitting a proposal to its shareholders for an advisory vote on the compensation of its named executive officers. This proposal is a non-binding vote, but gives shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers.

Accordingly, the following resolution is submitted for shareholder vote at the 2018 Annual Meeting:
“RESOLVED, that the shareholders of Mercury General Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2018 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying tabular disclosure regarding named executive officer compensation and the corresponding narrative disclosure and footnotes.”
As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board of Directors unanimously recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this Proxy Statement.
PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2018, subject to ratification of the selection by the shareholders. KPMG LLP has been the Company’s independent public accounting firm since 1963. To the Audit Committee’s knowledge, at no time has KPMG LLP had any direct or indirect financial interest in or connection with the Company or any of its subsidiaries other than for services rendered to the Company as described below.
The Audit Committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Audit Committee evaluates the independent registered public accountant’s qualifications, performance, audit plan and independence each year.

Neither the Company’s bylaws nor other governing documents or law require shareholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
Audit Fees for Fiscal 2017 and 2016
The aggregate fees billed to the Company by KPMG LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Audit Fees (1)	$2,655,230	$2,424,280
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	100,425	—
Total	$2,755,655	$2,424,280

(1)
Audit Fees consist of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, review of interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services in connection with the Company’s insurance subsidiaries’ statutory and regulatory financial statement filings for those fiscal years. Audit Fees also include the audit of internal control over financial reporting.

(2)	The amount for 2017 relates to a special engagement service for the Company's technology strategy diagnostic project.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP, and has concluded that the provision of such services is compatible with maintaining the independence of the Company’s auditors.
Representatives of KPMG LLP will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of the Company’s Independent Auditors
The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. The Audit Committee has pre-approved certain non-audit services below established dollar threshold amounts. Additional audit or non-audit services, or provision of non-audit services in excess of the threshold amounts, require separate pre-approval. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services in excess of the threshold amounts and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL 4:
AMENDMENT TO THE BYLAWS TO REDUCE THE UPPER AND LOWER LIMITS OF THE RANGE OF REQUIRED DIRECTORS
The Company's Bylaws currently authorize a Board with a size in the range of eight (8) to fifteen (15) directors. In February 2018, the Board adopted a resolution approving an amendment to the Company's bylaws, subject to obtaining shareholder approval, to change the authorized range to a minimum of six (6) and a maximum of eleven (11).
Background and reasons for the Proposal
Under California law, a corporation may allow the directors to establish the exact size of the Board within a stated range, provided that any change to the range adopted in the Bylaws may only be adopted by approval of a majority of the Company’s outstanding shares.
After careful consideration of the Company's governance structure, the functioning of the Board and the availability of candidates for director, the Board determined that it is in the Company’s and its shareholders’ best interest to reduce the minimum number of directors of the Board to six (6) and the maximum number of directors of the Board to eleven (11). The Board believes that the added flexibility to consider a smaller board size would aid the Board in determining the optimal board size for effectively facilitating communications and decision-making. The Board believes that reducing the lower limit of the range of required directors would also avoid the potential situation of having to quickly fill any unexpected vacancies in order to meet the existing minimum size requirements. Given the importance of recruiting qualified, independent directors to serve as directors of the Company, the Board believes that it is prudent to conduct an organized search for a replacement when vacancies occur in order to preserve the high quality of the Board and maintain its diversity of experience.
The Board of Directors unanimously recommends that shareholders vote FOR the approval of the following amendment to the Bylaws.
Proposed Amendment
The full text of Article III Section 2 of the Bylaws of the Company, as proposed to be amended, is as follows:
Section 2. NUMBER AND QUALIFICATION OF DIRECTORS. The number of directors of the corporation shall be not fewer than six (6) nor more than eleven (11). The exact number of directors shall be fixed from time to time, within the limits specified above, by a resolution duly adopted by the Board of Directors or by the shareholders. Such indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.
RELATED PERSON TRANSACTIONS
Related Party Transaction Approval Policy
The Board of Directors recognizes that related party transactions can present conflicts of interest and questions as to whether the transactions are in the best interest of the Company. Accordingly, the Board of Directors has adopted a policy and procedures for the review, approval and ratification of such transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that is reportable under the Securities and Exchange Commission’s rules regarding related party transactions.
Under this policy, a related party transaction should be approved or ratified based upon a determination that the transaction is in, or not opposed to, the best interest of the Company. The policy provides for the Nominating/ Corporate Governance Committee to review and approve a transaction involving a director, the CEO or 5% shareholder, and for the CEO to review and approve a transaction involving any executive officer (other than the CEO and any executive who is also a director). Notice of a decision by the CEO to approve a related party transaction should be sent to the Nominating/Corporate Governance Committee prior to finalizing the transaction, which may seek more information or call a meeting to review the transaction in greater detail. If a director or executive officer becomes aware of a transaction that should have been but was not approved in advance under this policy, he or she should report the transaction to whomever would have approved the transaction had it been submitted for advance approval. If the transaction is ongoing and revocable, it should be reviewed to determine whether ratification or other action should be taken. If the transaction is completed and not revocable, it should be evaluated to determine if any mitigation or other action should be taken. The Company’s related party transaction policy also provides that certain transactions that meet the criteria set forth in the policy have standing pre-approval.
Management is expected to report to the Nominating/Corporate Governance Committee any transaction with a related party that is not covered by this policy because it is not reportable under the SEC rules or that involves employment of an immediate family member not reported to the Nominating/Corporate Governance Committee in advance as described above.
George Toney, the nephew of George Joseph and the brother of Charles Toney, the Company’s Chief Actuary, is the beneficial owner of Metro West Insurance Services, Inc., a California insurance agency. In 2017, the Company paid commissions to that agency in accordance with the Company’s standard agency contract of $813,411. Louise Toney, George Joseph’s sister, is an employee of and receives compensation from the agency.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Mercury General Corporation Board of Directors is composed of three independent directors as required by the listing standards of the New York Stock Exchange and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Martha E. Marcon (chair), Michael D. Curtius and Joshua E. Little.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board.
The Company’s independent accountants also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of financial information systems design and other non-audit services by the independent accountants, if any, is compatible with their independence.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

February 1, 2018	The Audit Committee

Martha E. Marcon, Chair
Michael D. Curtius
Joshua E. Little
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Each director, executive officer of the Company, and person who owns more than 10% of a registered class of the Company’s equity securities is required by Section 16(a) of the Securities Exchange Act of 1934 to report to the SEC by a specified date his or her transactions in the Company’s securities. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2017 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. No reporting person of the Company made a late filing under Section 16(a) for transactions occurring in fiscal year 2017. These statements are based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and a representation that such reports accurately reflect all reportable transactions as holdings.
SHAREHOLDER PROPOSALS
Any proposal of a shareholder of the Company intended to be presented at the next Annual Meeting of Shareholders of the Company pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by the Secretary of the Company no later than November 31, 2018, and any proposal of a shareholder submitted outside the processes of Rule 14a-8 must be received by the Company no later than January 9, 2019 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.
OTHER MATTERS
The Company does not know of any business other than that described herein which will be presented for consideration or action by the shareholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.
ANNUAL REPORTS
Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission are available, without charge, upon written or faxed request to: Theodore Stalick, Chief Financial Officer, Mercury General Corporation, 4484 Wilshire Boulevard, Los Angeles, California 90010 (fax: (323) 857-7116).

The Company’s Annual Report to Shareholders is being provided with the Proxy Statement to shareholders of record on March 15, 2018. Upon request, the Company will furnish the Annual Report to any shareholder.

BY ORDER OF THE BOARD OF DIRECTORS,
Judy A. Walters, Secretary
Los Angeles, California
March 30, 2018

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 George Joseph
02 Martha E. Marcon
03 Joshua E. Little
04 Michael D. Curtius
05 Gabriel Tirador
06 James G. Ellis

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000369770_1 R1.0.1.17

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report/ 10K Wrap are available at www.proxyvote.com

MERCURY GENERAL CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2018
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MERCURY GENERAL CORPORATION

The undersigned Shareholder(s) of MERCURY GENERAL CORPORATION (the "Company") hereby constitutes and appoints George Joseph, Gabriel Tirador and Michael D. Curtius, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 9, 2018, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed, for Proposal 2, for Proposal 3 and for Proposal 4.

ESOP Participants: As to those Common Shares that are held for the undersigned in the Employee Stock Ownership Plan feature of the Company's Profit Sharing Plan, I instruct the Trustee of such plan to sign a proxy for me and to mark the proxy as I specify on the reverse side. If I do not so specify or return the signed proxy by May 6, 2018, at midnight, I understand that the Administrative Committee of such plan will instruct the Trustee how to vote the shares. I also understand that my vote will be held in the strictest confidence. ESOP participants in the plan may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

The undersigned revokes any prior proxy at such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

Continued and to be signed on reverse side

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